Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made as of August 30, 2024 (the “Effective Date”) by and between Innovative Gourmet LLC, a Delaware limited liability company (“Seller”), iGourmet, LLC, a Florida limited liability company (“Buyer”) and solely for the purposes set forth in Section 8.15 hereof, Advansiv Group, Inc., a Florida corporation (“Advansiv”). Seller and Buyer are referred to herein collectively as the “Parties” and individually as a “Party.”

INTRODUCTION

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of August 6, 2024 and subsequently amended and restated on August 30, 2024, by and between Seller and Buyer, Buyer will acquire specific assets of Seller related to the Business (as defined in the Asset Purchase Agreement) pursuant to the terms and subject to the conditions set forth therein (all capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement); and

WHEREAS, to assist with the transition of Seller’s Business to Buyer, Seller has agreed to provide certain services to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
TRANSITION SERVICES

Section 1.1        Scope and Duration of Transition Services. Seller, itself and/or by and through its Affiliates, and its and their respective Representatives, shall provide or cause to be provided to Buyer, solely for the benefit of Buyer, those services set forth on Annex A hereto, as it may be amended from time to time by mutual written agreement of the Parties (collectively, the “Transition Services”) until the expiration of the Term (as defined below). Seller shall provide fulfillment and advisory services based upon the need identified by the Buyer to Seller. Seller shall not be required to perform Transition Services hereunder in any manner that violates any applicable law or regulation.

Section 1.2        Service Coordinators and Issue Resolution. Seller and Buyer each hereby appoint as service coordinators their respective employees identified on Annex A (each, a “Service Coordinator”) to be the primary point of contact between Seller and Buyer with respect to the Transition Services, including with respect to disputes between the Parties arising out of or relating to this Agreement or the provision of Transition Services hereunder. Each Party shall have the right, upon reasonable advance written notice to the other Party, to replace its Service Coordinator with an employee or officer of such Party with comparable knowledge, expertise, and decision-making authority.

Section 1.3        Standard of Performance. Seller shall use commercially reasonable efforts to perform or procure the provision of the Transition Services for Buyer to standards of performance comparable in all material respects to which such Transition Services were performed by Seller or its Affiliates in connection with the Business immediately prior to Closing; provided that Seller shall not be responsible for the performance of any product programs or features developed and/or implemented by Buyer after the Closing Date.

Section 1.4       Access. Each Party shall use good faith efforts to provide the other Party with access to information and computer systems, facilities, networks (including voice or data networks) or software to the extent reasonably necessary and in accordance with any applicable laws and regulations to enable the provision of Transition Services contemplated by this Agreement, subject to Section 6 hereof. The Party requesting access shall give the other Party reasonable prior written notice and justification of the need for such access.

Section 1.5         Independent Contractor. For all purposes hereof, each Party shall at all times act as an independent contractor and shall have no authority to represent the other Party in any way or otherwise be deemed an agent, lawyer, employee, representative, joint ventures or fiduciary of such other Party nor shall this Agreement or the transactions contemplated hereby be deemed to create any joint venture between the Parties. Each Party shall not declare or represent to any third party that such Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the other Party in any way whatsoever.

Section 1.6         Other Services. Buyer acknowledges that Seller may be providing services similar to the Transition Services to its own businesses and/or to other third parties during the Term, without restriction hereunder, except for those restrictions as outlined in the Asset Purchase Agreement.

ARTICLE II

SERVICE FEES AND EXPENSES

Section 2.1         Service Fees.

(a)    Buyer shall pay the fees for the Transition Services as set forth on Annex A (collectively, the “Service Fees”).

(b)    The Service Fees are exclusive of any sales tax, transfer tax, value-added tax, goods and services tax or similar tax (“Taxes”). Any Taxes (but excluding any Tax based upon net income) payable with respect to the Service Fees shall be invoiced by Seller and paid by Buyer within thirty (30) days of receipt of such invoice. Seller shall be responsible for remitting any such Taxes to the appropriate taxing authority.

(c)    If the cost to Seller of providing a Transition Service increases as a result of actions taken outside the scope of this Agreement by or at the request of Buyer or as a result of any change in applicable law or regulation or action of any Government Authority (collectively, “Imposed Changes”), then the resulting increase in costs if approved by the Buyer in advance, would be passed through to Buyer by means of an increase in the relevant Service Fees in the amount of such actual increase in the cost of the provision of such Transition Services, plus any direct, out of pocket, up-front costs of modifying the Transition Services as a result of such Imposed Changes, provided, however, that (i) in no event shall Seller be obligated to perform any service hereunder other than in accordance with applicable law and regulation, and (ii) Seller shall not be obligated to perform such Service unless Buyer agrees to pay such costs of modifying the Transition Services to comply with such Imposed Changes and such increased Service Fees.

Section 2.2         Records. Each Party shall maintain records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder in accordance with applicable law and regulation and its standard accounting practices and procedures, which practices and procedures are employed by such Party in its provision of services for itself and its Affiliates.

ARTICLE III

TRANSITION

Section 3.1         Return of Materials. Promptly at the end of the service period with respect to a Transition Service, at the end of the Term or upon termination of this Agreement in accordance with ARTICLE V, as the case may be, either Party shall, at the other Party’s expense and written direction, return or destroy and certify the return or destruction of, any and all of the other Party’s books, records, files, databases, intellectual property (including embodiments thereof), Confidential Information (as defined below) or information related to customer data in the possession, custody or control of such Party (the “Materials”); provided that such Party shall be permitted to retain copies of the Materials solely as required in order to comply with applicable law, rules and regulation, or for audit, compliance or regulatory purposes to the extent permitted by applicable law and regulation; and provided, further, that such Party shall not be obligated to destroy any Materials if such destruction would, in the reasonable opinion of counsel to such Party, constitute a violation of applicable law or regulation.

ARTICLE IV
INTELLECTUAL PROPERTY

Section 4.1        Title to Intellectual Property. Except as expressly set forth in the Asset Purchase Agreement, Buyer agrees that any Intellectual Property of Seller made available to it in connection with the Transition Services that are not otherwise included in the Purchased Assets, and any derivative works, additions, modifications or enhancements thereof created by Seller pursuant to this Agreement, are and shall remain the sole property of Seller, and Buyer hereby irrevocably assigns any and all right, title and interest therein to such Seller. Seller agrees not to use, and to cause its Affiliates not to use, Intellectual Property of Buyer for any purpose other than in connection with the performance of the Transition Services during the Term.

Section 4.2         Use of Trademarks. Except as expressly set forth in the Asset Purchase Agreement, Buyer shall not use Seller’s Trademarks without Seller’s prior written consent.

Section 4.3        Software Licenses and Data Subscriptions. Except as provided in the Asset Purchase Agreement, Seller and its Affiliates shall not be required to transfer or assign to Buyer any third-party software licenses, data subscriptions or any software or hardware owned by Seller or any of its Affiliates in connection with the provision of the Transition Services.

ARTICLE V

TERM AND TERMINATION

Section 5.1         Term. The term of this Agreement (the “Term”) is thirty (30) days and shall commence on the Closing Date; provided that the Term of any individual Transition Service may be for a shorter period of time as set forth on Annex A hereto and as agreed by the Buyer in writing.

Section 5.2        Termination without Cause. Buyer may terminate this Agreement without penalty at any time with ten (10) days advance notice by writing to Seller if Buyer determines that there is no longer a business need for Transition Services. Buyer shall pay Seller any undisputed Service Fees as set forth in Annex A for Transition Services performed prior to termination of the Agreement.

Section 5.3         Termination for Cause.

(a)    Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party (the “Other Party”) on or at any time after the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of notice in writing from the Terminating Party giving particulars of the breach.

(b)    Seller may terminate this Agreement with immediate effect by notice in writing to Buyer on or at any time after (i) Buyer commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against Buyer seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of fifteen (15) days.

Section 5.4         Survival. Section 2.2 (Records), Section 3.1 (Return of Materials), Section 4.1 (Intellectual Property), this Section 5.4 (Survival), Section 6.1 (Confidentiality), Section 7.1 (Limitations of Liability), and Article VIII (Miscellaneous) shall survive any termination or expiration of this Agreement.

ARTICLE VI
CONFIDENTIALITY

Section 6.1         Confidentiality.

(a)    Each Party acknowledges that, in connection with the performance by a Party of its obligations hereunder, such Party may be provided with information about confidential and proprietary information of the other Party and third parties with which the other Party conducts business. The confidential information of such other Party and third parties is defined below and is collectively referred to as “Confidential Information.” In recognition of the foregoing, each Party covenants and agrees:

(i)    that it will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

(ii)    that it will not, directly or indirectly, disclose any Confidential Information to anyone outside of the other Party or its Representatives, as provided herein, except with the other Party’s prior written consent or as may be permitted under this ARTICLE VI;

(iii)    that such Party will not make use of any Confidential Information for its own purpose or the benefit of anyone or any other entity other than the other Party, provided, that Buyer can make use of any Confidential Information related to the Business in its operation of the Business; and

(iv)    that such Party will take no action with respect to the Confidential Information that is inconsistent with its confidential and proprietary nature.

(b)    Each Party shall be permitted to disclose the Confidential Information only as follows:

(i)    to its Representatives, having a need to know such information in connection with the performance of the Transition Services. Each Party shall be responsible for all its Representatives’ compliance with the terms of this Agreement; and

(ii)    if disclosure is required by applicable law or regulation, provided that a Party shall notify the other Party in writing as soon as reasonably practicable in advance of such disclosure, and provide the other Party with copies of any related information so that the other Party may take appropriate action to protect the Confidential Information.

(c)    Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by a Party or its Representatives in violation of this ARTICLE VI, (ii) was available to a Party on a non-confidential basis prior to its disclosure to such Party by the other Party or the other Party’s Representatives, (iii) is or becomes available on a non-confidential basis to a Party from a Person other than the other Party, provided that such Person was not known to the receiving Party to be bound by any agreement with the disclosing Party to keep such information confidential or to be otherwise prohibited from transmitting the information, or (iv) independently developed by the recipient of the Confidential Information or its Representatives without use of the Confidential Information. Each Party acknowledges that the disclosure of Confidential Information may cause irreparable injury and damages, that money damages may not be a sufficient remedy for any actual or threatened disclosure and that a Party shall (without proof of actual damages) be entitled to seek equitable relief, including an injunction and specific performance, as a remedy if the other Party breaches or threatens to disclose Confidential Information in violation hereof. A breaching Party shall not object to the entry of an injunction or other equitable relief against such Party on the basis that an adequate remedy is available at law or lack of irreparable harm. Without limitation of the foregoing, each Party shall advise the other Party promptly in the event that it learns or has reason to believe that any person or entity, which has had access to Confidential Information, has violated or intends to violate the terms of this Agreement. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity.

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNITY

Section 7.1         Limitations of Liability.

(a)    Unless expressly and unambiguously hired and employed by the Buyer or its Affiliates, all persons providing the Transition Services pursuant to this Agreement shall be deemed solely employees or agents of Seller.

(b)    Buyer hereby indemnifies Seller and its successors and assigns, and agrees to reimburse, defend and hold them harmless from and against any and all claims, liabilities, damages, payments, obligations, losses, interest, penalties, costs and expenses (including reasonable attorneys’ fees), and judgments or orders incurred or suffered by any of them that arise out of any breach by Buyer under this Agreement (except to the extent resulting directly from the gross negligence or willful misconduct of Seller).

(c)    Seller hereby indemnifies Buyer and agrees to reimburse, defend and hold them harmless from and against any and all claims, liabilities, damages, payments, obligations, losses, interest, penalties, costs and expenses (including reasonable attorneys’ fees), and judgments or orders incurred or suffered by it arising out of any breach by Seller under this Agreement (except to the extent resulting directly from the gross negligence or willful misconduct of Buyer).

(d)    Seller and Buyer acknowledge and agree that nothing contained in this Agreement is intended, shall be interpreted or construed or in any way be deemed to change, modify, alter or otherwise affect any right to indemnification that either Seller or Buyer has or may have under the terms of the Asset Purchase Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1         No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

Section 8.2       Entire Agreement. This Agreement (including the Annexes hereto), together with the Asset Purchase Agreement and any other documents delivered by the Parties in connection herewith or therewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior agreements or understandings between Buyer, on the one hand, and Seller, on the other hand. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that nothing contained in this Agreement is intended, shall be interpreted or construed or in any way be deemed to change, modify, alter or otherwise affect any right to enforce any covenants or pursue any remedies that either Seller or Buyer has or may have under the terms of the Asset Purchase Agreement.

Section 8.3         Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

If to Seller:	Innovative Gourmet LLC c/o Innovative Food Holdings, Inc. 28411 Race Track Rd Bonita Springs, FL 34135 Email: bill@ivfh.com Attn: Bill Bennett
with a copy to: (which shall not constitute notice)	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Sarah E. Williams, Esq.; Jonathan P. Cramer, Esq. Email: swilliams@egsllp.com; jcramer@egsllp.com
If to Buyer:	iGourmet, LLC 3212 NW 64th St. Boca Raton, FL 33496 Attn: Jon Knigin Email: jonk@advansiv.com
with a copy to: (which shall not constitute notice)	Weiss Serota Helfman Cole + Bierman 2255 Glades Road, Ste: 200-E Boca Raton, Florida 33431 ATT: Marc Solomon, Esq. Email: Msolomon@wsh-law.com

Section 8.4        Amendment; Waiver. Subject to Section 9.10, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.5         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 8.6         Binding Agreement; Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which written approval shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, by Seller to an Affiliate or an entity that acquires all or substantially all of Seller’s or its Affiliate’s business or assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.7         Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule, without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of New York. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

Section 8.8       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.9      Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, terrorist act, rebellion or other causes beyond the reasonable control of such Party, or other acts of God (a “Force Majeure Event”), then, upon written notice to the other, the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such Party affected by the Force Majeure Event during the period of such disability and the affected Party shall have no liability to the other in connection therewith. Each Party shall use reasonable commercial efforts to remove such disability within fifteen (15) days of giving notice of such disability.

Section 8.10      Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of each of the Parties, and shall not be construed for or against any Party. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel.

Section 8.11       Headings. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

Section 8.12      Conflicts. To the extent any term or provision of the Asset Purchase Agreement, or any other document or other agreement executed in connection with the Asset Purchase Agreement, is in conflict with any term or provision of this Agreement or any Annex hereto, the terms and provisions of the Asset Purchase Agreement shall govern solely to the extent of any such conflict. To the extent any term or provision of this Agreement is in conflict with any term or provision of any Annex hereto, the terms and provisions of the Annex hereto shall govern solely to the extent of any such conflict.

Section 8.13     Counterparts and PDF Signature. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

Section 8.14       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.15.      Advansiv Guaranty. Advansiv hereby absolutely, irrevocably and unconditionally guarantees, the full and prompt performance and satisfaction of all liabilities, obligations and undertakings of the Buyer now owing or that may hereinafter be incurred by the Buyer pursuant to Section 2.1 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Services Agreement as of the date first written above.

Innovative Gourmet LLC By: Innovative Food Holdings, Inc., as sole Member /s/ Bill Bennett Name: Bill Bennett Title: Chief Executive Officer

iGourmet, LLC By: Advansiv Gourmet Group, Inc. as sole Member /s/ Jonathan Knigin Name: Jonathan Knigin Title: President

Advansiv Gourmet Group, Inc., a Florida corporation (solely for the purposes of Section 8.15 /s/ Jonathan Knigin Name: Jonathan Knigin Title: President